EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

STAMFORD, CT, March 11, 2015 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today announced the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York time, on Tuesday, March 10, 2015.  Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, 2,806,945 shares of common stock, including 391,955 shares of common stock that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn at a price at or below $58.50 per share.  Based on these preliminary results, Silgan expects to accept for payment all 2,806,945 shares of its common stock at a price of $58.50 per share, for a total purchase price of approximately $164.2 million.  Accordingly, no proration is required for the tender offer.

The number of shares to be purchased and the aggregate purchase price for the tender offer are preliminary and subject to change.  Final results of the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn.  The actual number of shares to be purchased and the final aggregate purchase price for the tender offer will be announced following the completion by the depositary of the confirmation process.  Payment for the shares accepted for purchase, and return of all other shares tendered and not accepted for purchase, will occur promptly thereafter.

Citigroup served as the dealer manager for the tender offer.  Computershare Trust Company, N.A. served as the depositary for the tender offer.  Georgeson Inc. served as the information agent for the

(more)

SILGAN HOLDINGS
March 11, 2015

tender offer.  Stockholders and investors who have questions or need information about the tender offer may contact Georgeson Inc. at (866) 729-6811.

* * *
Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.9 billion in 2014.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2014 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

* * *